Exhibit 10.31
SETTLEMENT AGREEMENT AND
COMPLETE RELEASE OF ALL CLAIMS
This SETTLEMENT AND GENERAL RELEASE AGREEMENT (the “Agreement”) is entered into by and between Deeksha Hebbar (“Employee”) and Sonder USA Inc. (the “Company”) and collectively, the “Parties.”
RECITALS
1.The Parties executed an offer letter agreement which was dated August 1, 2022 (the “Employment Agreement”);
2.Employee participated in the Sonder Holdings Inc. (“SHI”) Key Executive Change in Control and Severance Plan dated October 7, 2021 (the “Severance Plan”) as a Tier 2 Executive as defined in the Severance Plan;
3.Employee’s employment with the Company will terminate on August 31, 2024 (the “Termination Date”) in accordance with Section 4 of the Employment Agreement and Employee shall cease to participate in Company employee benefits programs as of the end of the day on the Termination Date;
4.On the Termination Date, Employee experienced a Qualifying Termination outside of a Change in Control Period as defined in the Severance Plan and such Qualifying Termination constituted a Separation from Service as defined in the Severance Plan;
5.As of the Termination Date, Employee held both vested unexercised stock options to acquire Sonder Holdings Inc. shares (“Vested Options”) and also unvested unexercised stock options to acquire Sonder Holdings Inc. shares (“Unvested Options”) and except as modified by this Agreement such stock options continue to be governed by the terms and conditions contained in their applicable governing agreements (“Option Agreements”);
6.The Parties now desire to memorialize their agreement to resolve all and any disputes between them arising out of or in connection with Employee’s employment with, and separation of employment from, the Company, and any and all other matters, and the Parties agree that this Agreement also fully satisfies all SHI and Company obligations owed to Employee under the Severance Plan; and
7.The Parties are willingly and voluntarily entering into this Agreement and Employee has reviewed and understands the terms of this Agreement.
AGREEMENT
IN CONSIDERATION of the promises and mutual covenants contained in this Agreement, the Parties agree as follows:

1. Effective Date.
This Agreement shall be effective on the eighth (8th) calendar day after Employee’s execution of this Agreement (the “Effective Date”), provided Employee does not revoke acceptance pursuant to Paragraph 15.7. Through the earlier of August 31, 2025 or upon earlier written notice provided to Employee by the Company, Employee agrees to serve as an unpaid advisor to the Company (and Company affiliates) to primarily support the partnership integration and perform other services requested by the Company (collectively the “Advisor Services”). Notwithstanding that Employee shall be providing Advisor Services, the Termination Date shall constitute Employee’s Separation from Service as defined in the Severance Plan.
1.Payments and Benefits.
In consideration of the promises made by Employee in this Agreement, including in particular the release which forms a material part of this Agreement, the Company agrees that after the Effective Date, the Company shall pay to Employee the following gross amounts before all applicable withholdings and deductions, including any garnishments or other legally required deductions (collectively the “Payments”). These Payments satisfy the payment obligations owed to Employee under Sections 1 and 2 of Employee’s January 12, 2022 Participation Agreement under the Severance Plan. The aggregate total of the Payments is equivalent to 52 weeks of compensation at Employee’s regular rate of pay and the total COBRA premiums for one year. The Payments are not intended to constitute nonqualified deferred compensation and therefore are intended to be exempt from the application of Internal Revenue Code Section 409A.
Cash Compensation Severance
    On or Before Payment Date        Gross Amount
    September 13, 2024            $ 19,015.40
    September 27, 2024            $ 19,015.40
    October 11, 2024            $ 19,015.40
    October 25, 2024            $ 19,015.40
    November 8, 2024            $ 19,015.40
    November 22, 2024            $399,323.00
COBRA Severance
    On or Before Payment Date        Gross Amount
    September 13, 2024            $ 2,264.66
    October 11, 2024            $ 2,264.66
    November 8, 2024            $ 2,264.66
    November 22, 2024            $20,382.00
In addition, on each of the above four payment dates for the COBRA severance, Employee shall also receive an additional income tax restoration cash payment (“Additional Payment”) in an amount such that after receipt of the Additional Payment, Employee shall be in the same after-tax position as if no income taxes had been imposed on the applicable COBRA severance installment payment. The Additional Payments shall be calculated by using Employee’s applicable aggregate marginal income tax rate for 2024 (as determined by the Company).
Notwithstanding the foregoing, if the Effective Date has not occurred at least three business days before an above scheduled payment date, then any such affected payments shall instead be made on the next scheduled payment date shown above.
During the period that Employee continuously renders Advisor Services, (i) Employee’s Unvested Options shall continue to vest in accordance with their Option Agreement terms and therefore may become Vested Options and (ii) Employee shall have the opportunity to participate in a SHI stock option repricing program (if any) that is offered to active Company employees and in such case no additional service vesting conditions shall be imposed on any stock options that are repriced.
In addition, provided Employee faithfully renders the requisite Advisor Services and timely signs and delivers the Second General Release Agreement attached hereto as Exhibit A (and does not revoke it) and otherwise remains in full compliance with this Agreement and the Second General Release then on the Second Release Effective Date (as defined in Exhibit A), each Vested Option (including Unvested Options that became Vested Options after the Termination Date) shall be then amended to remain exercisable until the earliest of the fourth anniversary of the Termination Date, the applicable expiration date of the Vested Option, or the termination of the Vested Option in accordance with the other terms and conditions of the Vested Option (such extension of the stock options is the “Second General Release Consideration”). For avoidance of doubt, all of Employee’s stock options which are not or cannot become (or do not become) Vested Options shall be forfeited without consideration. If the Second General Release does not become final and effective for any reason, then the Company may recoup all payments made pursuant to this Agreement, less $1000 which the Parties agree is adequate consideration for the Paragraph 3 General Release.
1.1.Employee acknowledges and agrees that the Company has not made any representations or warranties regarding the tax consequences of any amounts paid pursuant to this Agreement.  Employee is solely responsible for all tax reporting obligations and agrees to pay all local, state and federal income taxes, penalties, interest, fines or other assessment incurred or owed by Employee, if any, in connection with the Payments, Severance Plan or this Agreement. Employee agrees to indemnify and hold harmless the Company against any liabilities, assessment of taxes, penalties, interests, fines, costs and expenses, including attorneys’ fees, arising out of the Payments, the Severance Plan or this Agreement.
2.No Admission.
It is understood and agreed that this Agreement shall not be construed as an admission by either party of any liability or the violation of any law, statute, ordinance, contract, regulation or legal or moral duty whatsoever. The Company specifically disclaims any liability to Employee for any violation of any law, statute, ordinance, contract or duty.

3.General Release.
3.1.In consideration for the Payments and other Paragraph 1 benefits, Employee knowingly and voluntarily releases and forever discharges the Company and/or its parent, subsidiary, affiliated, predecessor, or successor companies, its/their past or present owners, stockholders, directors, officers, employees, contractors, agents, attorneys, insurers, assigns, and representatives (the “Released Parties”) from all actions, suits, claims, demands, damages, monies, injunctive relief, attorney’s fees, liabilities, debts, grievances, arbitrations, charges, interest, expenses and costs, contracts, equity, stock (including “phantom stock”), stock options, ownership interest, profit share, management fees, promises, judgments, awards, orders, executions or demands of any nature whatsoever, and/or causes of action of whatever kind or character whether known or unknown, suspected or unsuspected, which Employee ever had, now has, or which Employee’s heirs, assigns, executors or administrators hereafter can, shall or may have, arising out of or relating in any way to any acts, circumstances, facts, transactions, omissions, or other subject matters, based on facts occurring prior to the time Employee executes this Agreement.
3.2.Employee’s release of the Company and the Released Parties includes, but is not limited to: (i) any claims, actions, suits or charges arising out of Employee’s employment with the Company and/or the termination of Employee’s employment with the Company, including, but not limited to, any salary, wages, bonuses, equity, stock (including “phantom stock”), stock options, ownership interest, profit share, management fees, holiday pay, vacation, employee benefits, defamation, libel, personal injury, any other compensatory damage; (ii) any claim that the Company or any of the Released Parties discriminated, harassed or retaliated against Employee on the basis of race, color, gender, sex, sexual orientation, religion, national origin, disability, medical condition, ancestry, veteran status, marital status, age, and/or any other protected category; (iii) that the Company or any of the Released Parties violated any promise or agreement either express or implied with Employee; (iv) any and all claims arising under Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act; the Age Discrimination in Employment Act (ADEA); the Employee Retirement Income Security Act (excluding vested benefits); the National Labor Relations Act; claims under the California Labor, Civil, and Government Codes, including without limitation the California Fair Employment and Housing Act (the “FEHA”), the California Family Rights Act, and the California Wage Orders; and the Unfair Business Practices Act; all other federal, state or local labor or employment/human rights laws; and any other federal, state or local statute, rule, regulation or ordinance or the common law which might arise out of Employee’s association with, employment with, and/or termination from employment with the Company; (v) claims for wrongful termination in violation of public policy and/or the FEHA, any and all other common law claims and/or causes of action of whatever kind or character, in tort or contract, statutory or otherwise, for legal or equitable relief. All such claims, liabilities or causes of action (including, without limitation, claims for related attorneys’ fees and costs) are forever barred by this Agreement regardless of the forum in which they may be brought. The Parties intend for this release to be as broad as possible. Notwithstanding the foregoing, Employee does not waive or release any claim which cannot be waived or released by private agreement. Specifically, nothing in this Agreement shall prevent Employee from filing a charge or complaint with, or from participating in, an investigation or proceeding conducted by the SEC, OSHA, EEOC, DFEH or any other federal, state or local agency charged with the enforcement of any employment laws. Employee, however, understands that by signing this Agreement, Employee waives the right to recover any damages or to receive other relief in any claim or suit brought by or through the EEOC, the DFEH or any other state or local deferral agency on Employee’s behalf to the fullest extent permitted by law, but expressly excluding any monetary award or other relief available from the SEC/OSHA, including an SEC/OSHA whistleblower award, or other awards or relief that may not lawfully be waived.
3.3.Employee warrants and agrees that Employee shall not and has not filed any claims, causes of action or complaints against the Company or any of the Released Parties that relate to any actions or conduct occurring prior to the execution of this Agreement, except for any such claims that cannot be waived in a private agreement. Employee agrees that if Employee does file such court action the Company shall be entitled to cease any further payments and that the payments already made under this Agreement, if any, shall constitute full and complete consideration for Employee’s release of claims.
3.4.Unknown Claims. It is a condition of this Agreement, and it is the Parties’ intention by executing this Agreement, that the release of claims contained in this Agreement shall be effective as a bar to each and every claim, whether now known or unknown. As such, Employee expressly, knowingly and voluntarily waives any and all rights and benefits conferred by section 1542 of the California Civil Code and does so understanding and acknowledging the significance and consequence of such specific waiver of section 1542, which provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
3.5.To the extent the release set forth in this Agreement expressly extends to persons or entities that are not signatories to this Agreement, it is expressly declared to be for their benefit and use.
4.No Other Consideration.
Employee represents and acknowledges that the consideration referenced in this Agreement shall constitute the entire consideration provided to Employee and Employee will not seek any further compensation for any claim, damage, cost, or attorney’s fees in connection with the matters encompassed in this Agreement. Employee represents and acknowledges that the consideration contained in this Agreement constitutes a full satisfaction and accord of any claims Employee has or may have against the Company or any of the Released Parties. Employee acknowledges the Payments and other Paragraph 1 benefits constitute ample consideration, the sufficiency of which is hereby acknowledged, for Employee’s promises in this Agreement.

5.Covenant Not To Sue.
This Agreement is expressly conditioned upon Employee’s covenant not to file any claim against the Company or its owners, officers, directors, employees, or any of the Released Parties. Employee agrees not to sue any of the Released Parties or become a party to a lawsuit, whether in an individual or representative capacity, on the basis of any claims of any type that arise out of any aspect of Employee’s employment or termination of employment with the Company or any other matter up through the date Employee executes this Agreement. Employee understands that this is an affirmative promise by Employee not to sue any of the Released Parties, which is in addition to Employee’s general release of claims. If Employee (whether individually or jointly) breaches this Agreement by suing any of the Released Parties in violation of this Covenant Not to Sue, Employee understands that (i) the Released Parties will be entitled to apply for and receive an injunction to restrain any violation of this Agreement; (ii) Employee will be required to pay the Released Parties’ legal costs and expenses, including reasonable attorney fees, associated with defending against any such lawsuit and enforcing the terms of this Agreement; and (iii) the Company shall be entitled to cease any further payments to Employee in which event Employee agrees that the payments already made under this Agreement, if any, shall constitute full and complete consideration for Employee’s release of claims; provided, however, that this section will not apply to any lawsuit necessary to enforce the terms of this Agreement.
6.Employee Representations.
Employee warrants, represents and acknowledges that the Company is paying the Payments and providing the other Paragraph 1 benefits in reliance upon the following: a) Employee has returned all Company property to the Company, including all confidential information, files, data, employee information, PII, business plans, marketing information, emails, company social media posts and accounts, computer hardware or software, printer, copier, files, papers, memoranda, correspondence, customer, vendor, supplier lists, financial data, credit cards, keys, recordings, pictures, passwords and security access cards, and any other items of any nature which were or are the property of the Company (which expressly includes all documents and correspondence created or received by Employee as part of Employee’s employment with the Company); b) Employee will not retain any copies (whether in electronic or hard copy form) of any such property in Employee’s possession or under Employee’s control; c) Employee has no reason to believe that Employee has suffered any injuries or illnesses on the job which have not been reported in writing to the Company; d) Employee acknowledges that Employee has been properly provided any leave of absence because of Employee’s or Employee’s family member’s health condition; and (e) Employee agrees that the Company do not possess any property belonging to Employee. Employee shall be permitted to retain the Company work laptop that was provided to Employee following its inspection and removal of all Company information (contained on the laptop) by the Company’s IT team.
7.Transition and Cooperation.
Employee agrees to cooperate with the Company and/or any of the Released Parties and its or their legal counsel in connection with any current or future investigation or litigation relating to any matter with which Employee was involved or of which Employee has knowledge. Without limitation, Employee also agrees to provide the following:

▪Full cooperation and best efforts in the successful transition of all work including but not limited to the positive transfer of key relationships and agreements with internal and external parties;
▪Full cooperation and best efforts in the successful transition of vendors, platforms, and landlords where Employee is a key contact;
▪Full cooperation and best efforts in the hiring of key staff and transition of work as required;
▪Commitment to all agreed messaging to internal staff and external partners;
▪Employee will remain working as normal and fully available through the Termination Date for discussions, calls, and other work-related activities as normal; and
▪Employee will, during the period while rendering Advisor Services, ensure optimal knowledge sharing and support for the business in the transition of responsibilities.
8.Liens and Encumbrances.
Employee represents and warrants that the there are no liens or encumbrances on the Payments. Employee also represents and warrants that Employee has not assigned or transferred or purported to assign or transfer to any person, firm or corporation any claim, demand, right, damage, liability, debt, account, action, cause of action, or any other matter herein released. Employee agrees to indemnify and hold the Company and Released Parties harmless against any claim, demand, right, damage, liability, debt, account, action, cause of action, cost or expense, including attorneys’ fees, arising out of or in any way connected with any liens, encumbrances, transfer or assignment, or any such purported claimed lien, encumbrance, transfer or assignment.
9.Confidentiality of Agreement.
Notwithstanding any legal requirement which may compel the Company to publicly disclose the contents of this Agreement, Employee agrees not to disclose the terms of this Agreement (or any discussions related to this Agreement), or the fact of its existence or execution, to anyone other than Employee’s immediate family members, attorneys or accountants (provided that Employee obtains such person’s written agreement not to disclose the fact or terms of this Agreement and that a breach by such person shall be considered a breach by Employee), governmental taxing authorities, or pursuant to a subpoena or order of a court of competent jurisdiction or to the SEC, OSHA, EEOC, DFEH or NLRB to the extent required by law. This Confidentiality provision is a material term of this agreement.
10.Non-Disparagement.
Employee agrees that Employee shall not orally or in writing criticize, disparage, make any negative statements, or otherwise undermine the reputation of the Company or any of the Released Parties or comment in any negative way upon the business operations, products, services, employees, practices, procedures or policies of the Company or any of the Released Parties. Employee’s non-disparagement obligation is a material term of this Agreement. The

Parties further agree that nothing in this Agreement, including any confidentiality or non-disparagement provisions, prevents employee from making truthful reports or disclosures to any federal, state or local government agency. Further, nothing in this Agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful.
11.Severability.
Should any clause or provision of this Agreement be declared illegal or unenforceable, it shall be modified as minimally necessary to be enforceable. If the provision cannot be modified to be enforceable, such provision shall be deemed null and void, leaving the remainder of this Agreement in full force and effect, provided, however, that if the deletion of such provision materially affects the operation of the release by Employee of all claims against the Company and/or the Released Parties, there shall be no obligation for the Company to make any payment to Employee under this Agreement except for 10% of the Payments, and any payment already made by the Company to Employee in accordance with this Agreement shall be fully recoverable by the Company as applicable from Employee, except for 10% of the Payments, which shall be sufficient consideration for any and all of Employee’s promises in this Agreement.
12.No Reliance.
The Parties represent and acknowledge that in executing this Agreement, they do not rely and have not relied upon any representation or statement made by the other party or the other party’s agents, attorneys, employees, officers, directors, or representatives with regard to the subject matter, basis or effect of this Agreement or otherwise, other than those specifically stated in this Agreement.
13.Continuing Obligations.

13.1.Employee agrees and acknowledges that Employee shall continue to be bound by the Company’s Confidential Information Agreement.
13.2.Employee agrees and acknowledges that during Employee’s employment, Employee obtained certain confidential business information of the Company and its clients. Employee agrees to hold in strictest confidence, and not to use (except for the benefit of the Company as applicable) or disclose to any person, firm, or corporation without written authorization of an officer of the Company, any confidential or proprietary information.
13.3.Employee understands that this confidential or proprietary information is or may be in the nature of a trade secret, and is the exclusive property of the Company. Employee will not retain any copies of any such confidential or proprietary information in Employee’s possession or under Employee’s control and will return all such confidential and proprietary information to the Company. Employee covenants that Employee will not, directly or indirectly, use for Employee’s own benefit, use to the detriment of the Company, or divulge to persons other than authorized representatives of the Company, any confidential or proprietary information.

14.Miscellaneous.
14.1.Counterparts and Signatures: This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same written instrument. An electronic signature (i.e., an electronic sound, symbol, or process attached or associated with a contract or record and executed or adopted by a person with the intent to sign a record) will be treated as a handwritten signature under federal and state law. Delivery of this Agreement via electronic or facsimile transmission shall be deemed equivalent to physical delivery of the Agreement.
14.2.Successors in Interest: This Agreement shall be binding upon the Parties and upon their heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of the Parties and each of them and to their heirs, administrators, representatives, executors, successors, and assigns. Employee expressly warrants that Employee has not transferred to any person or entity any rights, causes of action, or claims released in this Agreement, and that Employee is fully empowered to enter into this Agreement.
14.3.Governing Law and Interpretation: This Agreement shall be governed by, interpreted under and enforced under the laws of California and venue shall be deemed to be in San Francisco County, California. The Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the Parties hereto.
14.4.Amendment: This Agreement may not be modified, altered or changed, except upon express written consent of the Parties.
14.5.Entire Agreement: This Agreement, together with any exhibits and other documents expressly referenced in this Agreement, sets forth the entire agreement between the Parties and supersedes any prior agreements, contracts or understandings between the Parties.
15.Knowing and Voluntary Agreement.
By signing this Agreement, Employee acknowledges that:
15.1.Employee has had a full twenty-one (21) days within which to consider this Agreement before executing it or has freely and knowingly waived the right to consider this Agreement for a full twenty-one (21) days by executing the Agreement before the expiration of the twenty-one (21) day period, and has not been induced by Employer through fraud, misrepresentation, a threat by Employer to withdraw or alter the Agreement prior to the expiration of the reasonable time period, or by Employer providing different terms to other employees who sign similar severance or separation agreements prior to the expiration of the twenty-one (21) day time period;
15.2.The Parties agree that any changes, whether material or immaterial, to this Agreement, do not restart the running of the twenty-one (21) day period;
15.3.Employee has carefully read and fully understands all provisions of this Agreement;
15.4.Employee knowingly and voluntarily agrees to all of the terms set forth in this Agreement and agrees to be legally bound by all of the terms set forth in this Agreement;

15.5.Employee has been and hereby is advised in writing to consider the terms of this Agreement and has been given at least five (5) business days to consult with an attorney;
15.6.Prior to signing this Agreement, Employee has had the opportunity to consult with counsel of Employee’s choice concerning the terms and conditions of this Agreement and has done so or freely chosen not to do so;
15.7.Employee has a full seven (7) days following the execution of this Agreement to revoke this Agreement. To revoke, Employee must send a written statement of revocation to hroperations@sonder.com. If Employee revokes within seven (7) days, Employee will receive no benefits under this Agreement. In the event Employee does not exercise Employee’s right to revoke this Agreement, the Agreement shall become effective on the date immediately following the seven-day (7) waiting period described above; and
15.8.Employee expressly understands that among the various rights and claims being waived by this Agreement are those arising under the Age Discrimination in Employment Act (ADEA) of 1967 (29 U.S.C. § 621, et seq.), but that any such claims that arise after the date of this Agreement are not waived. Although Employee is releasing claims that Employee may have under the Older Workers Benefit Protection Act (OWBPA) and ADEA, Employee understands that Employee may challenge the knowing and voluntary nature of Employee’s release in this Agreement before a court, the Equal Employment Opportunity Commission (EEOC), NLRB, or any other federal, state or local agency charged with the enforcement of such employment laws.
16.Acknowledgment of Receipt of All Wages Due.
Employee agrees and acknowledges that any dispute related to the payment of wages or other compensation to Employee is hereby resolved to Employee’s complete and full satisfaction and that Employee has, in fact, received all wages and compensation to which Employee is due with the sole exception of the Payments referenced in Paragraph 1 of the Agreement. Employee agrees that California Labor Code section 206.5 is not applicable because there is a good faith dispute as to whether Employer owes Employee any wages. Section 206.5 provides, in pertinent part, as follows: “An employee shall not require the execution of a release of claim right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of those wages has been made.”

17.    Section 409A. The Parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder to the extent applicable (collectively “Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. In no event whatsoever will the Company be liable for any additional tax, interest or penalties that may be imposed on Employee under Section 409A or any damages for failing to comply with Section 409A. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year, provided, that, this clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Internal Revenue Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect, and (iii) such payments shall be made on or before the last day of Employee’s taxable year following the taxable year in which the expense occurred. For purposes of Section 409A, Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

Having read the foregoing, having fully understood and agreed to the terms and provisions of this Agreement and intending to be bound hereby, the Parties voluntarily and of their own free will execute this Agreement as follows:
PLEASE READ CAREFULLY. THIS SETTLEMENT AGREEMENT AND RELEASE OF CLAIMS INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

AGREED AND UNDERSTOOD:
Dated: 8/30/2024	By: /s/ Deeksha Hebbar Deeksha Hebbar
Dated: 8/29/2024	Sonder USA Inc. By: /a/ Bonnie Samuels Milkana “Bonnie” Samuels Vice President, People

Exhibit A
SECOND GENERAL RELEASE AGREEMENT
This SECOND GENERAL RELEASE AGREEMENT (the “Second General Release”) is entered into by and between Deeksha Hebbar (“Employee”) and Sonder USA Inc. (the “Company”) and collectively, the “Parties.”
RECITALS
    Whereas, on __________________ the Parties entered into a SETTLEMENT AND GENERAL RELEASE AGREEMENT (“Separation Agreement”);
    Whereas, Employee’s employment with the Company terminated on August 31, 2024 (“Termination Date”) and Employee’s service as a non-employee advisor to the Company under the Separation Agreement ended on August 31, 2025 (“Cessation Date”) and
    The Parties are willingly and voluntarily entering into this Second General Release as contemplated by the Separation Agreement, and Employee has reviewed and understands the terms of this Second General Release. Terms not otherwise defined in this Second General Release shall have the meaning provided to them in the Separation Agreement.
SECOND GENERAL RELEASE
IN CONSIDERATION of the promises and mutual covenants contained in this Second General Release, the Parties agree as follows:
1.Second Release Effective Date.
This Second General Release shall be effective on the eighth (8th) calendar day after Employee’s execution of this Second General Release (the “Second Release Effective Date”), provided Employee does not revoke acceptance pursuant to Section 5.
2.Consideration.
2.1.In consideration of the promises made by Employee in the Separation Agreement and this Second General Release and upon the Second Release Effective Date, the Company shall provide to Employee the Second General Release Consideration.
2.2.Employee acknowledges and agrees that the Company has not made any representations or warranties regarding the tax consequences of any amounts paid or other consideration pursuant to this Second General Release. Employee is solely responsible for all tax reporting obligations and agrees to pay all local, state and federal income taxes, penalties, interest, fines or other assessment incurred or owed by Employee, if any, in connection with the Second General Release Consideration or this Second General Release. Employee agrees to indemnify and hold harmless the Company against any liabilities, assessment of taxes, penalties, interests, fines, costs and expenses, including attorneys’ fees, arising out of the Second General Release Consideration or this Second General Release.
3.Second General Release.
3.1.Except as otherwise stated in this Second General Release, and in consideration for all of the promises and covenants herein, including but not limited to the Second General Release Consideration, Employee acknowledges and agrees that Employee has actual bona fide disputes with the Company that are released by this Second General Release, including without limitation disputes as to wage and hour claims, and knowingly and voluntarily releases and forever discharges the Company, its parent, subsidiary, related, affiliated, predecessor, and successor companies/entities, and each of their respective past, present and future principals, owners, stockholders, partners, members, directors, officers, joint venturers, joint employers, alter-egos, affiliates, fiduciaries, trustees, employees, servants, contractors, agents, attorneys, insurers, assigns, and representatives (the “Released Parties”) from all actions, suits, claims, controversies, disputes, demands, liabilities, grievances, charges, injuries, losses, damages, monies, injunctive relief, arbitrations, judgments, awards, orders, executions, attorney’s fees, debts, interest, expenses and costs, and other legal responsibilities, of any form or nature whatsoever, and/or any causes of action of whatever kind or character, whether known or unknown, suspected or unsuspected, unforeseen, unanticipated, unsuspected, or latent, which Employee (or Employee’s predecessors, successors, assigns, representatives, or authorized agents) ever had, now has, or which Employee’s heirs, assigns, executors or administrators hereafter can, shall or may have, arising out of or relating in any way to any acts, circumstances, facts, transactions, omissions, or other subject matters, based on facts occurring prior to the time Employee executes this Second General Release (“Released Claims”).
3.2.The Released Claims include, but are not limited to, any claims, causes of action, rights, actions, suits, charges, or disputes that have been or could be asserted against any of the Released Parties arising out of, in connection with, or in any way related to (a) Employee’s application for employment with the Company, relationship or employment or post-employment non-employee services with the Company and/or the termination of Employee’s relationship or employment or non-employee advisor services with the Company; (b) any term or condition of Employee’s relationship or employment or services with the Company, including but not limited to any and all wages, compensation, salaries, minimum wage, overtime, holiday pay, bonuses, commissions, pay, allowances, monies, meal and rest period violations or premiums, off the clock work, expenses/reimbursements, wage statements, employee benefits, sick/vacation pay, sick leave, severance pay, retention pay, paid leave benefits, notification rights, any other wage and hour related claims, and any other benefits, penalties, interest, damages, and promises related to the same; and (c) except as expressly enumerated in the Separation Agreement, any claims to any equity interest in the Company or SHI, including without limitation stock options, shadow stock, restricted stock, membership units, distribution rights, partnership, stock, and all other forms of equity. Without limiting the foregoing, and by way of examples only, the Released Claims also extend to any and all claims for alleged (a) violation of the National Labor Relations Act (NLRA) (to the extent permitted by law), Title VII of the Civil Rights Act (Title VII), the Americans With Disabilities Act of 1990 (ADA), the Age Discrimination in Employment Act (ADEA), the Older Worker Benefit Protection Act (OWBPA), the Employee Retirement Income Security Act (excluding vested benefits) (ERISA); the Rehabilitation Act, the Occupational

Safety and Health Act (OSHA) (federal and California), the American Rescue Plan Act (ARPA), the Families First Coronavirus Response Act (FFCRA), the Fair Labor Standards Act (FLSA), the Family and Medical Leave Act (FMLA), the California Family Rights Act (CFRA), the Worker Adjustment and Retraining Notification Act (federal and California), the California Fair Employment and Housing Act (FEHA), the Unfair Business Practices Act/Unfair Competition Law (UCL); the California Labor Code, the California Government Code, the California Civil Code, the applicable California Wage Order(s), and the California Private Attorneys General Act (to the extent permitted by law) (all as amended); (b) discrimination or harassment on the basis of any protected status, such as race, color, ancestry, national origin (including language use restrictions), natural hair, citizenship, religious creed (including religious dress and grooming practices), sex (which includes pregnancy, childbirth, lactation and medical conditions related to pregnancy, childbirth or lactation), marital status, domestic partnership status, sexual orientation, gender, gender identity, gender expression, veteran status, military status, political affiliation, family care or medical leave status or the denial of family and medical care leave, age, physical or mental disability (including HIV and AIDS), medical condition (including cancer and genetic characteristics), genetic information, or any other basis protected by applicable federal, state or local law, rule, ordinance or regulation; (c) any whistleblower or retaliation claims on the basis of any protected activity or other protected basis; (d) breach of any express or implied promise, contract or agreement (express or implied), or breach of the implied covenant of good faith and fair dealing; (e) any tort or common law claims, including wrongful discharge, intentional or negligent infliction of emotional distress, negligence, fraud, misrepresentation, defamation, interference with prospective economic advantage, or other tort or common law actions; (f) claims for misclassification, wage and hour, or other claims related to hours, conditions, or compensation related to work; and (g) any other violation of local, state, or federal law, constitution, statute, regulation, ordinance, order, guidance, resolution, public policy, contract, or tort or common law claim, whether for legal or equitable relief, having any bearing whatsoever on the terms and conditions of employment, or association or working relationship, with any of the Released Parties, including but not limited to any allegations for penalties, interest, costs and fees, including attorneys’ fees, incurred in any of these matters, which Employee ever had, now has, or may have as of the date of this release. All such claims, liabilities or causes of action (including, without limitation, claims for related attorneys’ fees and costs) are forever barred by this Second General Release regardless of the forum in which they may be brought. The Parties intend for this release to be as broad as possible.
3.3.Notwithstanding the foregoing, Employee does not waive or release any claim which cannot be waived or released by private agreement. Further, nothing in this Second General Release shall prevent Employee from filing a charge or complaint with, or from participating in, an investigation or proceeding conducted by the SEC, OSHA, EEOC, California Civil Rights Department (“CRD”, formerly known as DFEH), NLRB or any other federal, state or local agency charged with the enforcement of any employment or other applicable laws. Employee, however, understands that by signing this Second General Release, Employee waives the right to recover any damages or to receive other relief in any claim or suit brought by or through the EEOC, the CRD or any other state or local deferral agency on Employee’s behalf to the fullest extent permitted by law, but expressly excluding any monetary award or other relief available from the SEC/OSHA, including an SEC/OSHA whistleblower award, or other awards or relief that may not lawfully be waived.

3.4.Unknown Claims. It is a condition of this Second General Release, and it is the Parties’ intention by executing this Second General Release, that the release of claims contained in this Second General Release shall be effective as a bar to each and every claim, whether now known or unknown. As such, Employee expressly, knowingly and voluntarily waives any and all rights and benefits conferred by section 1542 of the California Civil Code and does so understanding and acknowledging the significance and consequence of such specific waiver of section 1542, which provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
3.5.To the extent the release set forth in this Second General Release expressly extends to Released Parties that are not signatories to this Second General Release, it is expressly declared to be for their benefit and use.
3.6.Employee warrants and agrees that Employee shall not and has not filed any claims, causes of action or complaints against the Company or any of the Released Parties that relate to any actions or conduct occurring prior to the execution of this Second General Release, except for any such claims that cannot be waived in a private agreement. Employee agrees that if they do file such court action the Company shall be entitled to terminate the Second General Release Consideration and that any extension of stock options already provided under this Second General Release, if any, shall constitute full and complete consideration for Employee’s release of claims under this Second General Release.
3.7.This Second General Release is expressly conditioned upon Employee’s covenant not to file any claim against the Company or its owners, officers, directors, employees, or any of the Released Parties. Employee agrees not to sue any of the Released Parties or become a party to a lawsuit, whether in an individual or representative capacity, on the basis of any claims of any type that arise out of any aspect of Employee’s employment or termination of employment with the Company or post-service to the Company as a non-employee advisor or any other matter up through the date Employee executes this Second General Release. Employee understands that this is an affirmative promise by Employee not to sue any of the Released Parties, which is in addition to Employee’s general release of claims. If Employee (whether individually or jointly) breaches this Second General Release by suing any of the Released Parties in violation of this Covenant Not to Sue, Employee understands that (i) the Released Parties will be entitled to apply for and receive an injunction to restrain any violation of this Second General Release; (ii) Employee will be required to pay the Released Parties’ legal costs and expenses, including reasonable attorney fees, associated with defending against any such lawsuit and enforcing the terms of this Second General Release; and (iii) the Company shall be entitled to cease any further payments or benefits to Employee in which event Employee agrees that the payments or benefits already made under this Second General Release, if any, shall constitute full and complete consideration for Employee’s release of claims; provided, however, that this section will not apply to any lawsuit necessary to enforce the terms of this Second General Release.

4.Miscellaneous.
4.1.Counterparts and Signatures: This Second General Release may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same written instrument. The Parties agree that electronic, fax or other copies of the Parties’ and other signatures on this Second General Release are binding and admissible to the same extent that they would be if they were original signatures.
4.2.Successors in Interest: This Second General Release shall be binding upon the Parties and upon their heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of the Parties and each of them and to their heirs, administrators, representatives, executors, successors, and assigns. Employee expressly warrants that Employee has not transferred to any person or entity any rights, causes of action, or claims released in this Second General Release, and that Employee is fully empowered to enter into this Second General Release.
4.3.Governing Law and Interpretation: This Second General Release shall be governed by, interpreted under and enforced under the laws of the state of California and venue shall be deemed to be in San Francisco County in the state of California. The Parties have jointly participated in the negotiation and drafting of this Second General Release. The Second General Release shall be interpreted in accordance with the plain meaning of its terms. In the event of an ambiguity or a question of intent arises, this Second General Release shall be construed as if drafted jointly by each of the Parties hereto and no presumptions or burdens of proof shall arise favoring any party by virtue of authorship of any of the provisions of this Second General Release.
4.4.Amendment: This Second General Release may not be modified, altered or changed, except upon express written consent of the Parties.
4.5.Entire Agreement: This Second General Release, together with the Separation Agreement and any exhibits and other documents expressly referenced in this Second General Release or Separation Agreement, sets forth the entire agreement between the Parties and supersedes any prior agreements, contracts or understandings between the Parties.
5.Knowing and Voluntary Agreement.
By signing this Second General Release, Employee acknowledges that:
5.1.Employee has had a full twenty-one (21) days from the Cessation Date within which to consider this Second General Release before executing it or has freely and knowingly waived the right to consider this Second General Release for a full 21 days by executing the Second General Release before the expiration of the 21-day period;
5.2.The Parties agree that any changes, whether material or immaterial, to this Second General Release, do not restart the running of the 21-day period;

5.3.Employee has carefully read and fully understands all provisions of this Second General Release;
5.4.Employee knowingly and voluntarily agrees to all of the terms set forth in this Second General Release and agrees to be legally bound by all of the terms set forth in this Second General Release;
5.5.Employee has been and hereby is advised in writing to consider the terms of this Second General Release and to consult with an attorney;
5.6.Prior to signing this Second General Release, Employee has had the opportunity to consult with counsel of Employee’s choice concerning the terms and conditions of this Second General Release and has done so or freely chosen not to do so;
5.7.Employee has a full seven (7) days following the execution of this Second General Release to revoke this Second General Release. To revoke, Employee must send a written statement of revocation to hroperations@sonder.com. If Employee revokes within seven (7) days, Employee will receive no benefits under this Second General Release. If Employee does not exercise their right to revoke this Second General Release, then the Second General Release shall become effective on the date immediately following the seven-day (7) revocation period described above; and
5.8.Employee expressly understands that among the various rights and claims being waived by this Second General Release are those arising under the Age Discrimination in Employment Act (ADEA) of 1967 (29 U.S.C. § 621, et seq.), but that any such claims that arise after the date of this Second General Release are not waived. Although Employee is releasing claims that Employee may have under the Older Workers Benefit Protection Act (OWBPA) and ADEA, Employee understands that Employee may challenge the knowing and voluntary nature of their release in this Second General Release before a court, the Equal Employment Opportunity Commission (EEOC), NLRB, or any other federal, state or local agency charged with the enforcement of such employment laws.

Having read the foregoing, having fully understood and agreed to the terms and provisions of this Second General Release and intending to be bound hereby, the Parties voluntarily and of their own free will execute this Second General Release as follows:
PLEASE READ CAREFULLY. THIS SECOND GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

AGREED AND UNDERSTOOD:
Dated:_____________________________	By: _______________________________ Deeksha Hebbar
Dated:_____________________________	Sonder USA Inc. By:_______________________________ Milkana “Bonnie” Samuels Vice President, People